                                                                  EXHIBIT 99.(W)

                             DEED WITHOUT WARRANTY

THE STATE OF TEXAS             (S)
                               (S)  KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF PRESIDIO             (S)

     THAT RIO GRANDE MINING COMPANY, a Nevada corporation ("Grantor"), FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) in hand paid by BELCOR INC., a California corporation ("Grantee") whose address is 18004 Skypark Circle, Irvine, CA 92714, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, SOLD and CONVEYED and by these presents does GRANT, SELL and CONVEY unto Grantee all rights, titles and interest, if any, of the Grantor in the minerals and mineral rights in, on, under and covered by all of following described lands situated in Presidio County, Texas (said rights, titles, and interest being hereinafter referred to collectively as the "Property") and more particularly described as follows:

     ALL of SURV. 2, ABST. 2813, CERT. 49/7109, J. B. LACOSTE, H&TC Ry. Co. BLOCK No. 7, consisting of 640 acres of land, more or less.

     ALL of SURV. 33, ABST. 1728, CERT. 388, M. TARIN, within H&TC Ry. Co. BLOCK No. 7, consisting of 320 acres of land, more or less.

     ALL of SURV. 34, ABST. 1729, CERT. 388, M. TARIN, within H&TC Ry. Co. BLOCK No. 7, consisting of 320 acres of land, more or less.

     ALL of SURV. 186, ABST. 2508 or 84, CERT. 1096, M. CUBIER, within H&TC Ry. Co. BLOCK No. 7, consisting of 160 acres of land, more or less.

     ALL of SURV. 187, ABST. 85, CERT. 1096 or 47/7110, M. CUBIER, within H&TC Ry. Co. BLOCK No. 7, consisting of 160 acres of land, more or less.

     TO HAVE AND TO HOLD the Property, together with the rights and appurtenances thereto in any wise belonging unto Grantee, its successors and assigns forever, subject to the matters herein stated.

     This conveyance is made subject to Grantor's right to repurchase the Property pursuant to that certain Option to Purchase Agreement, dated as of June 26, 1996, between Grantor and Grantee.

     NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, THIS CONVEYANCE IS MADE WITHOUT EXPRESSED OR IMPLIED WARRANTY OF TITLE OR OTHER WARRANTY (WHETHER STATUTORY, EXPRESS, IMPLIED OR WHICH OTHERWISE ARISE BY COMMON LAW) AND IS MADE "AS IS, WHERE IS AND WITH ALL FAULTS;" PROVIDED, HOWEVER, THAT GRANTOR DOES HEREBY REPRESENT THAT IT HAS NOT SOLD, ASSIGNED OR CONVEYED ANY OF THE PROPERTY PRIOR TO THE DATE HEREOF.



     EXECUTED this the 26th day of June, 1996.



                                 RIO GRANDE MINING COMPANY


                                  By:   /s/ Andrew K. Simpson
                                        ----------------------------
                                  Name:   Andrew K. Simpson
                                  Title:  President

STATE OF CALIFORNIA)
                   )
COUNTY OF SONOMA   )


On 6-26, 1996, before me, Darche C. Knudson, a Notary Public in and for said State, personally appeared Andrew K. Simpson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the within instrument such person, or the entity upon behalf of which such person acted, executed such instrument.

WITNESS my hand and official seal.



                                  /s/ Darche C. Knudson
                                 ----------------------
                                 (Signature)
                                 My Commission Expires: 8-18-97

[Affix Notarial Seal]



AFTER RECORDATION, RETURN TO:

Mr. Timothy Ellwood
Mayer, Brown & Platt
700 Louisiana, Suite 4400
Houston, TX  77002